FOR IMMEDIATE RELEASE

CONTACTS:
Scott Pond (investors)
(801) 345-2657, spond@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS YEAR-END
AND FOURTH-QUARTER RESULTS

PROVO, Utah — Feb. 8, 2006 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported year-end and fourth-quarter results in line with recent guidance. The company posted record annual revenue of $1.18 billion, a 4 percent improvement over the prior year. Net income for 2005 was $74.0 million and earnings per share were $1.04, compared to net income of $77.7 million and earnings per share of $1.07 in 2004. For the fourth quarter, reported revenue declined 5 percent to $290.7 million, primarily due to a 4 percent negative impact from foreign currency fluctuations. Net income for the quarter was $15.8 million, which yielded earnings per share of $0.22 compared to net income of $22.0 million and earnings per share of $0.31 for the fourth quarter of 2004.

Regional Results

North Asia. Fourth-quarter revenue in North Asia was $156.9 million, compared to $174.1 million in the same period of 2004. Reported revenue was reduced by approximately $15 million as a result of a weaker Japanese yen in 2005. A 6 percent local currency revenue decline in Japan was tempered by strong gains in South Korea, which posted its eighth consecutive quarter of revenue growth with a 27 percent local currency increase in the fourth quarter. On a year-over-year basis, the number of active distributors was up 1 percent in the region and executive distributors decreased 3 percent.

Greater China. Revenue in Greater China was $55.5 million compared to $62.8 million for the fourth quarter of 2004. Mainland China showed improving trends during the course of the quarter

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and posted revenue of $22.6 million. Hong Kong generated record revenue during the year. However, fourth-quarter revenue was down 13 percent as nutrition sales shifted to Mainland China with the 2005 launch of Pharmanex products in that market. Taiwan generated local currency revenue growth of 8 percent for 2005, but was down 6 percent during the quarter. The number of active distributors was down 17 percent in the region and executive distributors decreased 19 percent compared to the prior year, primarily as a result of declines in Mainland China.

North America. Revenue in North America was $42.5 million for the quarter, an 18 percent improvement over the prior-year period. In the United States, quarterly revenue increased 17 percent compared to 2004, or 5 percent excluding $4.0 million of convention revenue to non-U.S. distributors. On a year-over-year basis, the number of active distributors was up 2 percent, and executive distributors increased 11 percent in the region.

South Asia/Pacific. Fourth-quarter revenue in the South Asia/Pacific region was $21.7 million, a 4 percent improvement over the same period in 2004. Growth in the region is attributed to the opening of Indonesia in August 2005. The number of active distributors improved 10 percent and executive distributors declined 2 percent compared to prior-year results.

Other Markets. The company’s other markets continued to perform well with revenue up 12 percent to $14.1 million for the fourth quarter. Latin America revenue increased 42 percent, and Europe sales improved 16 percent in local currency for the quarter. Compared to the fourth quarter of 2004, active distributors increased 20 percent and executive distributors were up 25 percent.

Division Results

Pharmanex.     Fourth-quarter revenue from nutrition products increased 1 percent to $161.4 million and was negatively impacted 5 percent due to foreign currency fluctuations. During the quarter Pharmanex launched LifePak nano™, a significantly enhanced version of the company’s flagship product, featuring a proprietary nanotechnology process that helps maximize nutrient absorption in the body.

Nu Skin. Fourth-quarter personal care revenue decreased 14 percent to $121.4 million and was negatively impacted 3 percent by foreign currency fluctuations. The decline was largely due to a

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revenue shift in Mainland China, with many sales representatives focusing on recently launched Pharmanex products.

Big Planet. Fourth-quarter Big Planet revenue increased 41 percent compared to prior-year results to $8.0 million due primarily to the introduction of the PhotoMax™ digital imaging service during the year.

Operational Performance

The company’s gross margin was 82.4 percent in the fourth quarter compared to 83.0 percent in the fourth quarter of 2004. This decrease was due to a stronger U.S. dollar and increased amortization of Pharmanex® BioPhotonic Scanners. Selling expenses, as a percent of revenue, were 42.4 percent, a decrease from 43.0 percent in the fourth quarter of 2004. This improvement is largely attributed to short-term sales compensation enhancements in the prior year. General and administrative expenses, as a percent of revenue, were 30.6 percent compared to 29.1 percent in the prior year, primarily due to a decline in reported revenue. Fourth-quarter operating margin was 9.4 percent. During the quarter monthly product subscription orders increased 29 percent year-over-year and represented 46 percent of revenue.

The company’s cash position at the end of the quarter was $155.4 million with $39.2 million of cash flow generated from operations in the period. During the quarter, the company paid down $12.1 million of debt, paid $6.5 million in dividends, and repurchased $5.5 million of company stock.

Outlook

“While 2005 was a record-revenue year, we can do better,” said President and Chief Executive Officer Truman Hunt. “Growth in the United States, South Korea and other markets was offset by declines in China and Japan in the second half of 2005. Improving trends during the fourth quarter in China lead us to believe that the implementation of the recently published direct selling regulations will be well received by our sales representatives. We also believe that upcoming enhancements to our compensation plan in Japan will offset the negative impact of last year’s changes.

“One of our key competitive advantages is our unique ability to measure the benefits of our premium products on consumers. Our business drivers in 2006 include the introduction of the Nu Skin

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ProDerm Skin Analyzer, a first-of-its-kind tool that will enable our distributors to demonstrate the efficacy of our skin care products. We are also introducing the next-generation S2 Pharmanex BioPhotonic Scanner. The S2 Scanner will be launched with a revised distributor business model designed to provide our most effective business builders with easier access to the Scanner. Both of these tools will launch in the first half of 2006. In many of our markets we are also rolling out key products from our healthy living product portfolio, including our g3 nutritional juice and an enhanced version of the Nu Skin 180 Anti-Aging Skin Therapy System,” Hunt continued.

“In addition, we will focus our geographic investments on China and Russia – two rapidly growing direct selling markets. Mainland China continues to hold great potential. We are optimistic that we will be granted a direct selling license in the upcoming months. We are also optimistic about the potential of Russia and anticipate beginning operations there during the second quarter.

“As we take steps to resume growth, we have initiated a business transformation that is focused on three objectives: first, aligning our efforts and resources with the direction of our sales leaders; second, simplifying and clarifying our growth drivers in each geographic market; and third, streamlining our organization to invest in growth initiatives and maintain profitability,” concluded Hunt.

“In the United States, we believe the new S2 Scanner, the launch of ProDerm, and the growth of our Photomax service will enable us to increase revenue 8 to 10 percent in 2006,” said Chief Financial Officer Ritch Wood. “In China, we anticipate annual revenue growth of at least 10 percent. During the first half of the year we project Japan local currency revenue to be down 3 to 5 percent. As we gain traction with the launch of the S2 Scanner and ProDerm, however, we expect Japan revenue to rebound and allow us to generate second-half revenue level with 2005 results.

“Assuming a yen rate of 118 to the dollar, we project 2006 revenue of $1.14 to $1.20 billion. In 2005, the average yen rate was 110 to the U.S. dollar. If the yen rate stays at its current level of 118 in 2006, reported revenue would be negatively impacted by approximately $40 million. In 2006, we expect earnings per share of $0.90 to $0.96, which includes approximately $0.08 per share of stock option expenses not included in 2005. This guidance also excludes anticipated restructuring charges of $30 to $40 million which we plan to incur primarily in the first quarter of 2006. Including the

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$0.27 to $0.35 per share impact of anticipated restructuring charges, which are net of the tax impact, estimated 2006 earnings per share would be $0.55 to $0.69.

“The restructuring charges are expected to include $10 to $15 million of severance expenses and approximately $5 million of expenses related to other streamlining initiatives. Non-cash restructuring charges of $15 to $20 million are associated with an expected impairment of the book value of the original S1 BioPhotonic Scanner units. This anticipated charge is being taken as a result of our desire to pursue an aggressive roll-out of the advanced S2 Scanner.

“We expect first-quarter revenue of $263 to $270 million assuming a yen rate of 118 to the U.S. dollar. The average yen rate in the first quarter of 2005 was 105. Therefore, reported first-quarter revenue for 2006 will be negatively impacted an estimated $16 million as a result of the strengthening of the dollar. Excluding the restructuring charges, first quarter earnings per share are anticipated to be $0.13 to $0.15, which reflects the impact of stock-option expenses of $0.02 per share and the Japan convention expense of $0.04 to $0.05 per share. Including the $0.27 to $0.35 per share restructuring charges, we anticipate reporting a loss of $0.12 to $0.22 per share in the first quarter,” concluded Wood.

The company’s management will host a webcast with investors on Feb. 8, 2006 at 1 p.m. (EST). Those wishing to access the webcast, as well as the financial information presented in the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, www.nuskinenterprises.com. An archive of the webcast will be available at this same URL through Feb. 24, 2006.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 41 markets throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com

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Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) our expectations regarding the positive impact of certain strategic and operational initiatives and of recently published direct selling regulations in China; and (ii) financial projections for the first quarter and year of 2006. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as negative market conditions, material decreases in executive-level and active distributors, or the company’s failure to execute effective initiatives in these markets; (b) risks that our reported financial results could be adversely impacted by any weakening of foreign currencies against the U.S. dollar, particularly any further weakening of the Japanese yen; (c) regulatory risks associated with the Scanner, which could inhibit the company’s use of the Scanner in a market if it is determined to be a medical device in any market or if regulatory scrutiny dampens enthusiasm or the ability of the company or its distributors to effectively utilize the Scanner; (d) risks related to the introduction of the Nu Skin® ProDerm™ Skin Analyzer, including difficulties or delays in finalizing the design specifications, as well as regulatory uncertainties, particularly in Japan where there is a risk that regulatory authorities may impose limitations on the use of this tool and on claims that may be made in connection with its use; (e) continued regulatory scrutiny in Mainland China, which has from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores and the imposition of fines; (f) risks that the recently adopted direct selling regulations in China are interpreted or enforced by governmental authorities in a manner that negatively impacts the company’s current or planned business model there, or that the company is unable to obtain a direct selling license under these regulations; (g) any failure of current or planned initiatives or products, including, among others, the introduction of the second-generation Scanner and the Nu Skin® ProDerm™ Skin Analyzer, and the commencement of operations in new markets, to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (h) any failure of the implementation of recently announced business transformation initiatives to drive growth and maintain profitability; (i) any inability of the company to obtain necessary product registrations for its nutritional and personal care products in a timely manner; (j) adverse publicity related to the company’s business, products or industry; (k) adverse results of tax audits and challenges by foreign tax authorities with respect to the amount of income tax, customs, duties and other amounts owed by the company; and (l) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 15, 2005. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

(Financial Tables to Follow)

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NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income
For the Fourth Quarters Ended December 31, 2005 and 2004
(in thousands, except per share amounts)

	2005	2004
Revenue:
North Asia	$ 156,925	$ 174,062
Greater China	55,485	62,757
North America	42,521	35,983
South Asia/Pacific	21,739	20,926
Other Markets	14,061	12,594
Total revenue	290,731	306,322

Cost of sales	51,048	52,141
Gross profit	239,683	254,181

Operating expenses:
Selling expenses	123,350	131,827
General and administrative expenses	89,016	89,047
Total operating expenses	212,366	220,874

Operating income	27,317	33,307

Other income (expense), net	(711)	413
Income before provision for income taxes	26,606	33,720
Provision for income taxes	10,836	11,751

Net income	$ 15,770	$ 21,969

Net income per share:
Basic	$ 0.22	$ 0.32
Diluted	$ 0.22	$ 0.31

Weighted average number of shares outstanding:
Basic	70,221	69,708
Diluted	71,109	71,246

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NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income
For the Years Ended December 31, 2005 and 2004
 (in thousands, except per share amounts)

	2005	2004
Revenue:
North Asia	$ 649,377	$ 640,110
Greater China	236,681	229,802
North America	154,153	145,714
South Asia/Pacific	86,673	81,742
Other Markets	54,046	40,496
Total revenue	1,180,930	1,137,864

Cost of sales	206,163	191,211
Gross profit	974,767	946,653

Operating expenses:
Selling expenses	497,421	487,631
General and administrative expenses	354,223	333,263
Total operating expenses	851,644	820,894

Operating income	123,123	125,759

Other income (expense), net	(4,172)	(3,618)
Income before provision for income taxes	118,951	122,141
Provision for income taxes	44,918	44,467

Net income	$ 74,033	$ 77,674

Net income per share:
Basic	$ 1.06	$ 1.10
Diluted	$ 1.04	$ 1.07

Weighted average number of shares outstanding:
Basic	70,047	70,734
Diluted	71,356	72,627

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NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets
As of December 31, 2005 and 2004
(in thousands)

	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$ 155,409	$ 109,865
Current investments	—	10,230
Accounts receivable	16,683	16,057
Inventories, net	99,399	87,474
Prepaid expenses and other	36,663	44,723
	308,154	268,349

Property and equipment, net	84,053	76,511
Goodwill	112,446	112,446
Other intangible assets, net	91,137	79,005
Other assets	83,076	73,426
Total assets	$ 678,866	$ 609,737

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 20,276	$ 25,182
Accrued expenses	112,023	107,226
Current portion of long-term debt	26,757	18,540
	159,056	150,948

Long-term debt	123,483	132,701
Other liabilities	41,699	29,855
Total liabilities	324,238	313,504

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	180,839	165,177
Treasury stock, at cost	(284,138)	(273,721)
Accumulated other comprehensive loss	(67,197)	(71,606)
Retained earnings	526,537	477,912
Deferred compensation	(1,504)	(1,620)
	354,628	296,233
Total liabilities and stockholders' equity	$ 678,866	$ 609,737

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NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of December 31, 2005		As of December 31, 2004		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive

North Asia	340,000	16,129	337,000	16,637	1.0%	(3.1%)
Greater China	191,000	7,134	229,000	8,827	(16.6%)	(19.2%)
North America	136,000	3,443	134,000	3,099	1.5%	11.1%
South Asia/Pacific	81,000	2,043	74,000	2,076	9.5%	(1.6%)
Other Markets	55,000	1,722	46,000	1,377	19.6%	25.1%

Total	803,000	30,471	820,000	32,016	(2.1%)	(4.8%)

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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